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                      September 20, 2022

       Thomas Baker
       Chief Financial Officer
       PC Connection, Inc.
       730 Milford Rd.
       Merrimack, New Hampshire 03054

                                                        Re: PC Connection, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 14,
2022
                                                            Form 10-Q for the
Quarterly Period Ended June 30, 2022
                                                            Filed August 4,
2022
                                                            File No. 000-23827

       Dear Mr. Baker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services